Exhibit 10.13

OPTION AGREEMENT

THIS AGREEMENT, made and entered into this 20th day of March, 2012, by and between INTELLIGENT SYSTEMS CORPORATION, a Georgia corporation, (“INTS”) and CENTRAL NATIONAL BANK, a national banking association (“CNB”).

W I T N E S S E T H :

WHEREAS, INTS owns a substantial majority of the outstanding equity interest in CoreCard Software, Inc., a Delaware corporation (“CoreCard”); and

WHEREAS, CNB has agreed to be a card issuer for CoreCard and to provide additional assistance to CoreCard as needed to develop its card processing capabilities; and

WHEREAS, in consideration of such assistance, INTS has agreed to provide CNB with an option to purchase a portion of INTS’s stock ownership in CoreCard on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Option.

(a)         INTS hereby grants to CNB a right and option (the “Option”) to purchase from INTS that number of shares of CoreCard determined pursuant to Section 2 below (the “Covered Shares”).  The Option may be exercised with respect to all the Covered Shares.  The Option may not be exercised in part.

(b)         The exercise price of the Option (the “Purchase Price”) shall be $1,000,000 which shall constitute payment for all the Covered Shares.

(c)         The Option may be exercised at any time prior to its expiration.  The Option shall expire if not exercised on or before December 31, 2017 subject to earlier termination pursuant to Section 6 or 8 below.

(d)         CNB may assign the Option, in whole or part, to an Affiliate of CNB that agrees in writing to be bound by all the terms and conditions of this Agreement, including, but not limited to, Sections 10 and 11.  Otherwise, the Option shall be non-transferrable. “Affiliate” means any person or entity controlling, controlled by, or under common control with another person or entity.

2.           Covered Shares.

(a)         The Option covers shares of Series A Junior Redeemable Preferred Stock, $0.0001 par value per share (“Series A”); Series B Convertible Preferred Stock, $0.0001 par value per share (“Series B”); Series C Convertible Preferred Stock, $0.0001 par value per share (“Series C”); and Common Stock, $0.0001 par value per share (“Common”) of CoreCard owned by INTS.

  (b)           In consideration for CNB agreeing to be a card issuer for CoreCard, CNB shall receive the right and option to purchase (the “Base Award”) the following number of shares (by class) of CoreCard capital stock owned by INTS:  Series A – 23,714; Series B – 694; Series C – 1,030; and Common – 10,532.  In addition to the foregoing, the number of shares of each class covered by the Option shall be increased by an amount (the “Average Active Cards Award”) in one of the following increments, based on the increment that contains the highest number of Average Active Cards for any consecutive six calendar-month period ending prior to the date of exercise of the Option.  The shares covered by the Base Award and the Average Active Cards Award are, collectively, the Covered Shares.

Average Active Cards	Series A	Series B	Series C	Common

At least 100,000 but less than 199,000	4,743	139	206	2,106
At least 200,000 but less than 299,999	9,486	278	412	4,212
At least 300,000 but less than 399,999	14,229	417	618	6,318
At least 400,000 but less than 499,000	18,972	556	824	8,424
500,000 or more	23,715	695	1,030	10,532

The number of Average Active Cards for any such rolling six-month period shall be determined by (i) totaling the number of “Active” (as defined in Exhibit “A”) cards of each “Type” (as defined in Exhibit “A”) outstanding on the last day of each month in the period; (ii) multiplying such total of each Type by the “Weighting Factor” (as defined in Exhibit “A”) applicable to such Type; (iii) totaling such weighted numbers for all Types; and (iv) dividing by six.  For example, if there were 100,000 Active Reloadable cards issued by CNB (which have a Weighting Factor of 1.0 per Exhibit “A”) and 60,000 Active Gift cards issued by CNB (which have a Weighting Factor of .35) outstanding at the end of each month in a six-month period, the number of Average Active Cards would by 121,000, calculated as follows:

(600,000 x 1.0) + (360,000 x .35)
6

(c)         If INTS acquires additional shares of CoreCard, a portion of such shares shall become subject to the Option.  The portion of such shares subject to the Option shall range from 5% to 10% of such shares based on the number of Average Active Cards at the time of exercise of the Option.  The actual percentage shall be a minimum of 5% (if Average Active Cards are less than 100,000) increased by 1% as each level of number of Average Active Cards shown on the chart in subsection (b) is achieved up to a maximum of 10%.  Thus, for example, the percentage would be 7% if Average Active Cards were 200,000-299,000.

(d)         If CoreCard should effect a subdivision or combination of the outstanding shares of any class through a stock split, stock dividend, consolidation, reclassification, recapitalization, or otherwise, the number of shares of such class determined to be subject to the Option pursuant to subsection (b) above shall be adjusted by multiplying (i) the number of such shares so determined by (ii) the quotient obtained by dividing the number of shares of such class outstanding immediately after such event by the number of shares outstanding immediately prior to such event.

(e)         INTS shall provide to CNB from time to time upon request a calculation of the number of Covered Shares.

3.           Adjustment for Dividends and Distributions.  If CoreCard should pay or make a dividend or other distribution payable in securities of CoreCard (other than shares of the class with respect to which the dividend or other distribution is made), cash, or other property, CNB shall receive upon exercise of the Option, in addition to the Covered Shares, the kind and amount of securities of CoreCard and/or cash and other property which CNB would have been entitled to receive had the Option been exercised prior to the record date pertaining to such dividend or other distribution.

4.           Stock to Be Reserved.  INTS shall at all times keep available out of the shares of CoreCard owned by it, solely for the purpose of sale upon the exercise of the Option, the maximum number of shares of Class A, Class B, Class C, and Common Stock as shall be transferrable upon the exercise of the Option.

5.           Exercise of Option.  The Option may be exercised by CNB in whole, but not in part, at any time prior to its expiration or termination by delivery to INTS of written notice of exercise accompanied by payment of the Purchase Price by a bank check or wire transfer of immediately available funds.   Upon exercise of the Option, INTS shall cause CoreCard to issue certificates registered in the name of CNB evidencing the Covered Shares.  Such certificates shall contain a legend setting forth the restrictions on transfer of the shares represented thereby as set forth in this Agreement.

6.           Cash Out of Option.

(a)         At any time during the period beginning September 30,, 2014, and ending on the earlier of June 30, 2017, or such date as the Option may terminate pursuant to Section 8 below (the “Put Period”), CNB may elect to require INTS to repurchase the Option (the “Put”) by delivering written notice (the “Put Notice”) of such election to INTS.

(b)         The purchase price for the Option (the “Put Price”) shall be the Fair Market Value of the Option less the Purchase Price.  “Fair Market Value” of the Option shall be the amount which CNB would receive with respect to the Covered Shares if an amount of cash equal to the Enterprise Value of CoreCard were distributed to the stockholders of CoreCard in a liquidating distribution in accordance with CoreCard’s Second Amended and Restated Certificate of Incorporation.  The “Enterprise Value” shall be the highest price that would be available to the stockholders if CoreCard were sold to a purchaser in an all cash transaction structured as a stock sale as of the date of delivery of the Put Notice in an open and unrestricted market between informed, prudent parties, acting at arm’s length and under no compulsion to act, disregarding any value that might be assigned by a purchaser with a special interest.  Within 30 days of delivery of the Put Notice, the parties shall agree upon the Enterprise Value or upon a Qualified Appraiser to determine Enterprise Value.  “Qualified Appraiser” means a nationally or regionally recognized appraiser with experience in valuing businesses similar to that of CoreCard.  If the parties are unable to so agree within such period, then they shall jointly request that the American Arbitration Association appoint a Qualified Appraiser to determine Enterprise Value.  Subject only to signing a confidentiality agreement that is in form and substance customary at that time for appraisers, INTS shall cause the Qualified Appraiser to be granted unrestricted access to the books and records of CoreCard and to its employees as well as to the employees of INTS that have information about CoreCard.  INTS shall promptly provide to the Qualified Appraiser such information about CoreCard and its business as he may request.  Both parties may provide such information to the Qualified Appraiser as they may deem relevant to his valuation and shall be given the opportunity to meet with the Qualified Appraiser to convey any information that they may desire.  The Qualified Appraiser shall make his determination in accordance with further instructions as the parties may agree upon in writing.  The cost of the valuation shall be borne by INTS.

(c)         If the Put Price is determined by a Qualified Appraiser, CNB may elect to withdraw its election to exercise the Put within 30 days after the Put Price is delivered by the Qualified Appraiser (the “Withdrawal Period”) by written notice to INTS (the “Withdrawal Notice”).  If the Put Notice is withdrawn, CNB may give up to two more Put Notices prior to the end of the Put Period, and withdraw them if it so determines, and the foregoing procedure shall apply; provided that after the first Withdrawal Notice all expenses of a Qualified Appraiser with respect to a second or third valuation shall be borne entirely by CNB.  Upon delivery of a third Withdrawal Notice the Put shall terminate and shall no longer be exercisable.

(d)         If (i) the parties agree upon the Put Price without an appraisal or (ii) the price is determined by a Qualified Appraiser and the Put Notice is not withdrawn during the Withdrawal Period, then in either such case, the Option shall terminate and INTS shall pay CNB the Put Price in eight equal quarterly installments beginning on the last day of the third full calendar month after the month in which the parties agree upon the Put Price or in which the Withdrawal Period expires, as applicable.

7.           Notice of Events.  In the event of:

(a)         any taking by CoreCard of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b)         any capital reorganization of CoreCard, any reclassification or recapitalization of the capital stock of CoreCard, any Sale Event, or any Change in Control; or

(c)         any voluntary or involuntary dissolution, liquidation, or winding-up of CoreCard;

then and in each such event INTS will give notice to CNB specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right and stating the amount and character of such dividend, distribution, or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, Change in Control, dissolution, liquidation, or winding-up is expected to take place, and the time, if any is to be fixed, as of which the holders of record of securities of CoreCard will be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, recapitalization, Change in Control, dissolution, liquidation, or winding-up.  Such notice shall be given at least 15 days prior to the date therein specified.

8.           Sale Event; Change in Control.

(a)         If INTS or CoreCard initiates a Change in Control or a Sale Event, then CNB  shall have 30 days from its receipt of notice of such event pursuant to Section 7  to indicate to INTS if it intends to exercise the Option on or prior to the close of such event.  (Such exercise may be conditioned upon CNB receiving any necessary regulatory approvals and such event actually closing and be deemed effective immediately prior to such event closing.) If CNB does not give notice of intent to exercise within such period or if it fails to exercise the Option prior to the closing of such event for any reason, including the failure to obtain regulatory approvals, the Option shall terminate.  “Change in Control” shall mean (a) the sale of all or substantially all of the assets of CoreCard; (b) the sale by INTS of shares of CoreCard representing 50% or more by value of its total equity interest in CoreCard to a non-Affiliate; or (c) the merger or consolidation of CoreCard with or into another entity as a result of which stockholders of CoreCard on the date of this Agreement and their Affiliates collectively hold less than 50% of the voting power of the surviving entity in such merger or consolidation.  A “Sale Event” means the sale by INTS of shares of CoreCard representing more than 30% but less than 50% by value of its total interest in CoreCard to a non-Affiliate.

(b)         If a Sale Event occurs and the Option is exercised by CNB, then on the earlier of a Change in Control or January 31, 2018, INTS shall transfer to CNB such additional number of Covered Shares, if any, that CNB would have received as a result of increases in the number of Average Active Cards had the Option been exercised immediately prior to the Change in Control or on December 31, 2017, respectively.

(c)         If prior to exercise of the option INTS sells shares of CoreCard in one or more transactions that do not constitute a Sale Event or a Change in Control, upon exercise of the Option, CNB may require INTS immediately following such exercise to repurchase that percentage of CNB’s interest in the class or classes of shares sold by INTS equal to the percentage of INTS’s interest in such class or classes sold by INTS.  The repurchase price shall be the price per share at which INTS sold such shares.

9.           Representations and Warranties of INTS.  INTS hereby represents and warrants to CNB as follows:

(a)         The execution, delivery, and performance of this Agreement by INTS have been duly and validly authorized by all requisite corporate action on the part of INTS.

(b)         The Covered Shares, when transferred in accordance with the terms of this Agreement, will be validly issued, fully paid, and non-assessable, and free and clear of any liens or other encumbrances.

(c)         CoreCard is a corporation duly organized and validly existing under the laws of the State of Delaware and in good standing under such laws.  CoreCard is qualified to do business as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on its business, assets, results of operation, and prospects.  CoreCard has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(d)         The authorized capital stock of CoreCard consists of 12,000,000 shares of which (i) 10,000,000 shares are Common, and (ii) 2,000,000 shares are Preferred Stock, of which 1,200,000 shares have been designated as Series A, 20,000 shares as Series B, 25,000 shares as Series C, and 755,000 shares are not designated.  As of the date hereof, 328,075 shares of Common, 1,172,187 shares of Series A, 15,468 shares of Series B, and 20,600 shares of Series C are issued and outstanding.  INTS is the record and beneficial owner of 210,639 shares of Common, 474,278 shares of Series A, 13,871 shares of Series B, and 20,600 shares of Series C.  The relative rights, privileges, and preferences of the Series A, Series B, Series C, and Common are stated in the Certificate of Incorporation of CoreCard or in their Certificates of Designation.

(e)         There are no outstanding options, warrants, subscriptions, or other rights to acquire any equity security of CoreCard except for the rights of Series B and Series C holders to convert their shares into Common and INTS’s right to convert its Secured Convertible Master Promissory Note into Series C.

10.         Representations and Warranties of CNB.  CNB hereby represents and warrants to, and agrees with, INTS as follows:

(a)         CNB has the requisite legal power and authority to enter into this Agreement, to receive the Option, subject to the receipt of any necessary regulatory approvals, to exercise the Option, and to carry out and perform its obligations under the terms of this Agreement.  This Agreement has been duly authorized, executed, and delivered by CNB.

(b)         Upon exercise of the Option, CNB will acquire the Covered Shares solely for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in any transaction or series of transaction that would be in violation of the securities laws of the United States or any state.

(c)         CNB understands and acknowledges that the Covered Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state and consequently may not be transferred, sold, pledged, hypothecated, or otherwise disposed of unless such disposition is pursuant to an effective registration statement under the Securities Act or an exemption therefrom and is exempt from or in compliance with applicable state securities laws.

(d)         CNB is an experienced investor in securities and acknowledges that it can bear the economic risk of an investment in the Covered Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Covered Shares.

(e)         CNB has received all information concerning CoreCard and its business as it has deemed appropriate and has had an opportunity to ask questions and receive answers from INTS and management of CoreCard regarding the condition of CoreCard’s business.

11.          Right of First Refusal.

(a)          Following exercise of the Option, CNB shall not sell, assign, transfer, give, encumber, or otherwise dispose of any Covered Shares or any interest therein (a “Transfer”) to any competitor of CoreCard or any Affiliate of a competitor.  A Transfer may be made to any other person or entity, but only if CNB first complies with the provisions of subsections (b) through (e) of this Section 11; provided that CNB may effect a Transfer to an Affiliate of CNB without complying with such provisions if the Affiliate agrees to be bound by Sections 11 and 12 of this Agreement.

(b)         CNB may Transfer all or part of the Covered Shares if such Transfer is made pursuant to a bona fide, good faith written offer to purchase such shares and is effected in compliance with the provisions of this Section 10.  If CNB desires to sell shares pursuant to such an offer, it shall give written notice to INTS (i) of the number of shares it proposes to sell (the “Offered Shares”), (ii) the name and address of the proposed purchaser (the “Third Party Purchaser”), and (iii) the price and other terms of the proposed sale, and shall attach a copy of the offer from the Third Party Purchaser to the notice.  Such notice is hereinafter referred to as the “Transfer Notice,” and the date of which the Transfer Notice is delivered to INTS is hereinafter referred to as the “Notice Date.”

(c)         The Transfer Notice shall constitute an offer (the “Offer”) by CNB to sell all the Offered Shares to INTS.  If the proposed sale is for other than cash, then the price to INTS shall be paid in the same form of consideration as offered by the Third Party Purchaser or, at INTS’s election, in cash in an amount equal to the fair market value, as determined in good faith by INTS’s Board of Directors, of the consideration offered by the Third Party Purchaser.

(d)         INTS shall have 30 days from the Notice Date to accept the Offer.  Such acceptance shall be evidenced by delivering written notice of acceptance to CNB.  If the Offer is accepted, the closing of the purchase and sale of the Offered Shares shall be held at the principal office of INTS on the date (which shall be no sooner than 15 days and no later than 90 days after the Notice Date) and at the time set forth in a written notice given to CNB by INTS.  INTS shall deliver to CNB at the closing the full purchase price payable for the Offered Shares by means of a cashier’s check, certified check, or wire transfer.  CNB shall deliver to INTS certificates representing the Offered Shares, duly endorsed in blank for transfer or with duly executed blank stock powers attached.

(e)         If the Offer is not accepted with respect to all the Offered Shares within 15 days of the Notice Date, CNB shall be free to sell all, but not less than all, of the Offered Shares, provided, however, that (i) such sale by CNB must be made to the Third Party Purchaser in strict compliance with the terms of the proposed disposition described in the Transfer Notice, (ii) the proposed transferee agrees to be bound by Sections 11 and 12 of this Agreement, (iii) such sale must be consummated within 90 days after the Notice Date, and (iv) such sale shall comply with all applicable federal and state securities laws.  If the Offered Shares are not so sold to the Third Party Purchaser prior to the expiration of such 90-day period, the Offered Shares shall again be subject to the provisions of this Agreement as though the Offer had not previously been made.

12.         Drag-Along Rights.   If after the exercise of the Option INTS shall propose to sell more than 50% of the shares of any class of CoreCard stock then owned by it to a purchaser who is not an Affiliate, then INTS shall have the right to require CNB to sell all its shares of such class (or such portion thereof as INTS may designate) to the proposed purchaser at the same time, at the same price, and on the same terms and conditions as the shares of INTS are sold.  This right may be exercised by written notice delivered to CNB setting forth the class or classes of shares being sold, the price, the other terms and conditions of the sale, and the proposed closing date.  Upon a sale of shares pursuant to this Section 12, CNB shall execute and deliver the same sale agreement, conveyance documents, and other papers as INTS; provided, however, that CNB shall have no liability to any purchaser pursuant to such documents in excess of the proceeds received by it in the sale.

13.         Miscellaneous.

(a)         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.  This Agreement may not be assigned by CNB except to an Affiliate in accordance with Section 1(d).

(b)         This Agreement contains the entire agreement between the parties, and no statement, promises, or inducements made by either party hereto which is not contained in this Agreement shall be valid or binding.  This Agreement may not be enlarged, modified, or altered except in a writing signed by both parties.

(c)         If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal, or unenforceable, either in whole or in part, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(d)         All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or person as a party may designate by notice to the other parties:

(i)	If to INTS:	(ii)	If to CNB:
	Intelligent Systems Corporation		Central National Bank & Trust
	4555 Shackleford Road		Company of Enid
	Norcross, GA 30093		P.O, Box 3448
	Attn: Bonnie Herron		Enid, OK 73701
	Facsimile: (770) 381-2808		Attn: R. S. Baker, Jr.
	E-mail: bherron@intelsys.com		Facsimile: (580)233-3535 E-mail: bbaker@cnb-enid.com
With a required copy to:

Ledbetter Wanamaker Glass LLP
100 Colony Square
Suite 1100
1175 Peachtree Street, NE
Atlanta, GA 30361
Attn.: Larry D. Ledbetter
Facsimile: (404) 835-9450
E-mail: lledbetter@lwglaw.com

(e)         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(f)         This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its principles of conflicts of law.

(g)        Sections 10 and 11 hereof shall terminate ten years after the date of exercise of the Option.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INTELLIGENT SYSTEMS CORPORATION

By:	/s/ J. Leland Strange
Name:	J. Leland Strange
Title:	President

CENTRAL NATIONAL BANK

By:	/s/ R. S. Baker Jr.
Name:	R.S. Baker Jr.
Title:	President

EXHIBIT “A”

Card Definitions for Determining Option Shares

Type	Definition	Issued By	Active If	Weighting Factor

Reloadable	A general purpose reloadable card that allows more than 3 loads to the card	CNB	Any customer generated transaction in the most recent 60 days	1.0
		CNB as Major Bank**		0.8

		Bank other than CNB		0.2

Gift	A card that allows no more than 3 loads to the card	CNB	Any customer generated transaction in the most recent 90 days	0.35
		CNB as Major Bank**		0.25

		Bank other than CNB		0.1

Temporary	A non-personalized Reloadable card that is de-activated after the permanent card is delivered	CNB	If not de-activated, count as Reloadable Card	Count same as Reloadable. Temporary & permanent card count as single card.

Other Card Types TBD

** Major Bank – for Cards processed by CoreCard for a single program manager that are issued by CNB and one or more other bank(s), the Major Bank is the entity that issues more than half of all the Active cards issued for such program manager by the issuing banks.